THE SOMERSET GROUP, INC.
MARKET FOR THE REGISTRANT'S COMMON STOCK


The Company's common stock trades on The NASDAQ National Market System under the symbol SOMR. The quarterly range of prices for the Company's common stock for the years ended December 31, 1996 and 1995 is presented below:
                                       1996               1995
           Quarter                  High    Low       High      Low
     First - ended March 31,      $19.50  $14.88(a)  $14.00   $12.75
     Second - ended June 30,      $16.50  $14.75     $14.50   $13.25
     Third - ended September 30,  $16.50  $15.00     $17.50   $13.50
     Fourth - ended December 31,  $17.50  $16.25     $18.25   $16.75

As of February 26, 1997, there were 216 shareholders of record and approximately 801 beneficial owners.

__________________

(a) A five-for-four stock split was effective February 29, 1996.



SELECTED FINANCIAL DATA

(in thousands except per share amounts)
                                              Years Ended December 31,

                                         1996     1995     1994   1993   1992
Equity income of First Indiana         $3,002   $3,938   $2,616 $3,614 $3,080
Commissions, fees, investment income    1,447      554       70     95     93
Gross profit of const. operations (1)     ---    1,649    4,303  2,544  2,235
Income from operations before taxes     2,926    5,548    4,132  3,631  2,744
Net income                              2,039    3,358    2,617  2,219     44
Net income per share (2)                  .78     1.29     1.01    .88    .02

                                                  As of December 31,

                                         1996     1995     1994   1993    1992
Working capital                        $5,835   $9,104   $6,852 $4,885  $4,897
Carrying value-in First Indiana        29,746   27,549   24,265 21,873  18,731
Market value-in First Indiana          48,470   38,882   23,782 24,890  19,221
Total assets                           38,212   38,726   39,804 34,995  30,649
Long-term debt                            ---    2,500    5,500  5,500   5,587
Total liabilities                       6,976    9,228   13,375 11,091   9,009
Shareholders' equity                   31,236   29,498   26,429 23,904  21,640
Cash dividends per share (2)              .16     .128     .064    ---    ---
Book value per share (2)                12.22    11.56    10.32    9.53   8.63

___________________

(1)  The construction operations were sold in June 1995.

(2) Per share amounts have been adjusted for five-for-four stock splits that were effective February 26, 1997, and February 29, 1996.

                               A-1